EXHIBIT 99.1

Nocera, Inc. (OTC: NCRA) Agreement to Produce 400 Tank Systems for DG CIMC

Atlanta, GA. October 29, 2019 - Nocera, Inc. www.nocera.company (OTC: NCRA) a provider of design, build, and installation services of aquaculture (fish farm) equipment is pleased to announce that it has entered into a Project Contract for 400 Recirculating Aquaculture System (“RAS”) tanks in Kaili, Guizhou province, China with Dongguan CIMC Intelligent Technology Co., Ltd (“DG CIMC”). The anticipated value of the tanks to be produced and delivered is approximately $5.7 million US dollars based upon current foreign currency exchange rates.

Kaili is a city located in southwestern Guizhou province. It is the center of Miao culture, hosting more than 120 festivals every year. Guizhou is a landlocked province in southwestern China. It is currently estimated that the population of Guizhou is approximately 35 million people.

Currently, we are pending the initial advance payment before we start manufacturing the 400 tanks. We expect the initial payment will be received in Q4 of 2019 and expect to complete the production of the 400 tanks during the 2nd quarter of 2020.

Management Commentary

Yin-Chieh “Jeff’ Cheng, Chief Executive Officer, Nocera stated, “We are very pleased with the contract agreement. This is a substantial movement in the right direction and continues our production and delivery of RAS tank systems to Chinese fish farms. China introduced its new clean water policy in 2017, resulting in the removal of all fish farms in public waters, including lakes and rivers. As a result, Chinese fish farm operators have been forced to move to tank based fish farms in order to sustain production. In 2018, we produced and delivered 473 tank systems to our Chinese customers. We expect that the long term demand over the next several years in China to be more than 10,000 systems, and more than 16,000 systems worldwide.”

About Nocera, Inc.

Operating primarily through its Grand Smooth, Inc. subsidiary, Nocera designs, builds, installs, equipment for the fish farming industry, as well as provides technical assistance to the operators of the equipment. The Company’s Land-Based Recirculation Aquaculture Systems (RAS) can be used for saltwater and freshwater species. The RAS systems recycle water, and in the process help preserve the ecosystem by reducing pollution from an over concentration of fish in natural waterways or bodies. Nocera’s RAS tanks can produce up to 20,000-30,000 lbs. of fish annually. For more information, please visit the corporate website at www.nocera.comany.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. Nocera undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts:

Nocera, Inc.

2030 Powers Ferry Road SE

Suite No. 212

Atlanta, GA 30339

phone: 404-816-8240; email: info@nocera.company)